                                                Filed Pursuant To Rule 424(b)(3)
                                                      Registration No. 333-95935
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                          PROSPECTUS SUPPLEMENT NO. 3
                    (To Prospectus Dated February 11, 2000)
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                                  $500,000,000

                          EXODUS COMMUNICATIONS, INC.

4 3/4% Convertible Subordinated Notes Due July 15, 2008 and 7,101,700 shares of
               Common Stock Issuable Upon Conversion of the Notes

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   This prospectus supplement relates to the resale by the holders of 4 3/4%
Convertible Subordinated Notes due March 15, 2008 of Exodus Communications, Inc. and the shares of common stock of Exodus issuable upon the conversion of the notes.

   This prospectus supplement should be read in conjunction with the prospectus dated February 11, 2000 and the prospectus supplements dated April 10, 2000 and May 25, 2000, which are to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given them in the prospectus.

   The information in the table appearing under the heading "Selling Holders" in the prospectus is superseded in part by the information appearing in the table below.

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
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
                                                                       Common
                                                                       Stock
                              Principal                                Owned
                              Amount of                                After
                                Notes                        Common  Completion
                             Beneficially Common Stock Owned  Stock    of the
                              Owned and      Prior to the    Offered  Offering
Name                           Offered    Offering (1)(2)(3)   (2)      (3)
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
Alta Partners Holdings,
 LDC.......................      500,000         7,101         7,101        0
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Castle Convertible Fund,
 Inc.......................      750,000       840,707        10,652  830,055
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ECT Investments, Inc.......   10,000,000       142,034       142,034        0
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Evergreen Income & Growth
 Fund......................    4,000,000        56,813        56,813        0
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GLG Market Neutral Fund....    8,000,000       113,627       113,627        0
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Goldman Sachs and Company..   53,864,000       765,051       765,051        0
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Lehman Bros. Inc...........    3,320,000        49,344        47,155    2,189
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Lydian Overseas Partners
 Master Fund...............   38,000,000       539,729       539,729        0
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Museum of Fine Arts,
 Boston....................       80,000         1,136         1,136        0
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Parker-Hannifin
 Corporation...............       21,000           298           298        0
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Putnam Asset Allocation
 Funds-Balanced Portfolio..      500,000         7,101         7,101        0
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Putnam Asset Allocation
 Funds-Conservative
 Portfolio.................      339,000         4,814         4,814        0

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(1)  Includes common stock into which the notes are convertible.
(2) Assumes a conversion rate of 14.2034 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest.
(3) Includes an additional number of shares of our common stock held by the security holder subject to the conversion of our 5% convertible subordinated notes due March 15, 2006 in an amount equal to the number set forth in the column entitled "Common Stock Owned After Completion of the Offering."

   Investing in our common stock or our convertible subordinated notes involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on Page 4 of this prospectus and those contained in documents incorporated by reference into this prospectus.

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   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

                               ----------------

         The date of this prospectus supplement is September 18, 2000.